Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

•	Registration Statement (Form S-3 No. 333-136200) of Inergy Holdings, L.P.,

•	Registration Statement (Form S-8 No. 333-131769) of Inergy Holdings, L.P., and

•	Registration Statement (Form S-8 No. 333-128027) of Inergy Holdings, L.P.

of our reports dated November 30, 2006, with respect to the consolidated financial statements and schedule of Inergy Holdings, L.P. and Subsidiaries, Inergy Holdings, L.P. and Subsidiaries management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Inergy Holdings, L.P. and Subsidiaries, included in this Annual Report (Form 10-K) for the year ended September 30, 2006.

/s/    ERNST & YOUNG LLP

Kansas City, Missouri

November 30, 2006